Exhibit 10.3
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is entered into by and between the parties to this Agreement (hereinafter each a “Party” and, together, the “Parties”), VERICHIP CORPORATION, a Delaware corporation (hereinafter “VeriChip”) and SCOTT R. SILVERMAN (hereinafter “Silverman”).
RECITALS
A.	WHEREAS, VeriChip employed Silverman as its Chairman and Chief Executive Officer, effective December 5, 2006, pursuant to that certain Employment and Non-Compete Agreement dated December 5, 2006, between VeriChip and Silverman (hereinafter the “Employment Agreement”);

B.	WHEREAS, VeriChip intends to sell all of the outstanding capital stock of Xmark Corporation to The Stanley Works (hereinafter the “Xmark Transaction”);

C.	WHEREAS, as of the date of the closing of the Xmark Transaction (hereinafter the “Xmark Closing Date”), VeriChip has advised Silverman that his services will no longer be required and that his Employment Agreement will be terminated without cause; and

D.	WHEREAS, the Parties desire to agree upon provisions for the termination of their employment relationship, and provide for the termination of all duties, responsibilities, and compensation requirements of the Parties.
     NOW, THEREFORE, in consideration of the promises and mutual obligations set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Section I. Compensation and Benefits.
     A. Termination Payment. If the Xmark Closing Date is on or prior to July 8, 2008, Silverman will receive a payment (hereinafter the “Termination Amount”) in the amount of Four Million, Two Hundred and Eighty-Two Thousand, Six Hundred and Eleven Dollars and Twenty Cents ($4,282,611.20) from VeriChip in full and final satisfaction of the obligations imposed and amounts due Silverman pursuant to the terms of the Employment Agreement, including payment of an amount corresponding to the value of the Fringe Benefits (as defined in the Employment Agreement) through December 31, 2011. VeriChip will deduct from the Termination Amount all taxes and other deductions which are required to be deducted or withheld under any provision of any federal, state or local law in force and effect at the time payment is made. The Termination Amount, after all required deductions and withholdings, will be paid to Silverman on the Xmark Closing Date.
          If the Xmark Closing Date is after July 8, 2008 but on or prior to December 31, 2008, the Termination Amount will be adjusted downward to reflect the lower amount of salary actually paid and benefits due to Silverman under the terms of the Employment Agreement, in accordance with the following formula. Specifically, Silverman will be due, in addition to the costs associated with maintaining certain of his benefits (i.e., automobile lease payments, health insurance, disability insurance, reimbursement for physical examinations and related expenses, and annual membership dues for Silverman’s membership at a private club) through December 31, 2011, the sum of (i) any and all earned but unpaid base salary and earned but unpaid incentive bonus compensation as of the Xmark Closing Date; (ii) the greater of (A) his base salary from the Xmark Closing Date through December 31, 2011, or (B) two (2) times his base salary; and (iii) seventy-five (75%) percent of the bonus paid by VeriChip to Silverman in 2007, which amount shall be interpolated from the Xmark Closing Date through December 31, 2011.
     B. Transaction Bonus Payment. In addition to the compensation set forth in Section IA above, Silverman will also receive a bonus payment (hereinafter the “Transaction Bonus”) for the completion of the Xmark Transaction in the amount of One Million and Two Hundred Thousand Dollars and Zero Cents ($1,200,000.00). The Transaction Bonus, after all required deductions and withholdings, will be paid to Silverman as follows: $1,080,000 will be paid to Silverman on the Xmark Closing Date (the “Initial Transaction Bonus Payment”) and the remaining $120,000 will be paid to Silverman on the date the escrow arrangement in connection with the Xmark Transaction is terminated, which date shall not be any earlier than January 1, 2009 or later than December 31, 2009 (the “Final Transaction Bonus Payment”).
     C. Success Fee and Assumption of Liabilities Bonus Payment. In the event that (i) the portion of VeriChip’s business that markets, distributes and sells implantable microchips is sold in its entirety (hereinafter the “VeriMed Business”), (ii) all of the stock of VeriChip is sold, or (iii) if the public company is used for a strategic transaction, e.g., a reverse merger (any of which scenarios (i), (ii) or (iii) above are hereinafter referred to as the “VeriChip Transaction”), on or before July 15, 2008, or if a binding letter of intent, indication of interest or purchase agreement for the VeriChip Transaction is entered into on or before July 15, 2008, Silverman will receive twenty-five percent (25%) of the Total Transaction Value, exclusive of amounts paid to other financial advisors or finders (hereinafter the “Success Fee”). For purposes of this Agreement, the Total Transaction Value will mean the value of all cash, securities, promissory notes or other evidences of indebtedness, and other property or other assets paid, payable or received, including debt, liabilities, and obligations which are assumed, in connection with the VeriChip Transaction.
     Additionally, in the event that the purchaser of the VeriMed Business assumes all of the liabilities of the VeriMed Business, Silverman will receive a one-time assumption of liabilities bonus in the amount of Five Hundred Thousand Dollars ($500,000.00) (hereinafter the “Assumption of Liabilities Bonus”).
     The Success Fee and Assumption of Liabilities Bonus, if appropriate, will be payable to Silverman in the same form of consideration as is paid by the purchaser to VeriChip for the VeriChip Transaction, or, at the discretion of the Board of Directors of VeriChip, the cash equivalent thereof. If all of the liabilities of the VeriMed Business are assumed in exchange for certain assets or rights of VeriChip, then, in such case, Silverman will receive the Assumption of Liabilities Bonus in cash. If no cash, securities, or other property or assets are paid or received in connection with a strategic transaction using the public company, Silverman will instead receive twenty-five percent (25%) of the “actual value” received by VeriChip’s stockholders. The “actual value” received by VeriChip’s stockholders will be measured by determining the fair market value of the property or assets contributed by the private company multiplied by the total percentage of stock held by all of the VeriChip stockholders following the strategic transaction. If VeriChip and Silverman are unable to mutually agree on the fair market value, then such value will be determined by submission of the question to a reputable appraisal firm with experience valuing assets or property of the nature of the subject consideration acceptable to VeriChip and Silverman (the fees and expenses of whom shall be borne equally by VeriChip and Silverman).
     The Success Fee and Assumption of Liabilities Bonus, if appropriate, will be paid on the date of the closing of the VeriChip Transaction.
     The Success Fee, if appropriate, will not be payable by VeriChip in the event that Silverman, either directly or indirectly, on behalf of any other person, firm, limited liability company, partnership or corporation, as an owner, employee, creditor, consultant, option holder or otherwise, purchases or acquires, or has the option to purchase or acquire, through merger or otherwise, the VeriMed Business, the stock of VeriChip, or to enter into a strategic transaction using the public company; provided, however, Silverman may own up to five percent (5%) of the outstanding voting shares of any publicly held company (but without otherwise participating in the business activities of such company) without otherwise violating the provisions of this Section IC. The restriction in the previous sentence does not apply to the Assumption of Liabilities Bonus.
     D. Vesting of Stock Options. All of Silverman’s outstanding stock options, restricted stock and any other equity awards under the Employment Agreement or otherwise will automatically vest on the Xmark Closing Date.
     E. Discharge of Obligations. The payments and benefits referred to in this Section I will discharge all obligations of VeriChip to Silverman for wages, damages of any kind, benefits, bonuses, vacation pay, sick pay, severance pay, costs, or any other expectation of remuneration or benefit on the part of Silverman, as set forth in the Employment Agreement. Silverman acknowledges that payments and benefits constitute good and valuable consideration for the various commitments undertaken and releases provided by Silverman in this Agreement.
     F. Termination of Employment Agreement. On the Xmark Closing Date, the Employment Agreement shall terminate and have no further force or effect. Silverman shall be entitled to keep the computer and electronic communications equipment used by him in connection with his employment with VeriChip; provided that all VeriChip and/or Xmark files or information on such equipment is the property of VeriChip and shall be returned to VeriChip upon the Xmark Closing Date.
Section II. Resignation, Cooperation and Delivery of Waiver and Release
     A. Resignation. Effective upon the Xmark Closing Date, Silverman acknowledges that his employment is being terminated without cause, thereby terminating as of that date all further obligations of VeriChip to Silverman, of whatever kind and nature, including all forms of compensation and benefits that otherwise might have been owed to Silverman due to his holding any employment or position with VeriChip, except those that are expressly identified in this Agreement. Effective upon the Xmark Closing Date, Silverman hereby resigns from his positions as an officer and a director of VeriChip and any subsidiary of VeriChip, and Silverman agrees to complete, execute and submit any documentation necessary to resign such positions. Through the Xmark Closing Date, Silverman will perform such duties as are assigned to him by VeriChip. Silverman’s resignation, as well as his obligations to complete, execute and submit any documentation necessary to resign such positions, are a condition precedent to any obligation of VeriChip to pay Silverman any amounts due under Section I.
     If applicable, from the Xmark Closing Date until the earlier of (i) July 15, 2008 or (ii) the closing of a VeriMed Transaction, Silverman will be a non-paid consultant of VeriChip. During this period, VeriChip will reimburse Silverman for all normal and customary travel and meal expenses incurred by him while pursuing the sale of the VeriMed Business.
     B. Cooperation. Even after the date of Silverman’s separation from VeriChip (the “Separation Date”), Silverman acknowledges that he may have knowledge of information relating to business and corporate matters, as well as other matters that would be relevant to VeriChip’s ongoing business interests. After the Separation Date, and in consideration for compensation provided to Silverman herein, Silverman agrees to cooperate fully with VeriChip and with VeriChip’s counsel in connection with certain business matters, including, but not limited to, (i) any present or future actual or threatened litigation, administrative proceeding or indemnification claim involving VeriChip or its agents, employees, successors or assigns and relating to events or conduct occurring (or claimed to have occurred) during the period of Silverman’s employment with VeriChip, (ii) the sale of the VeriMed Business and/or the public company, (iii) the sale of additional assets of VeriChip, (iv) the restructuring of VeriChip, (v) the distribution of dividends to VeriChip’s stockholders, (vi) possible other transactions involving VeriChip following the Xmark Closing Date, (vii) the satisfaction of any of VeriChip’s liabilities existing on the Xmark Closing Date, or, to the extent Silverman is reasonably knowledgeable, arising thereafter, and (viii) any further dividend or distribution to VeriChip’s stockholders. This cooperation shall include, but not be limited to, (a) making himself reasonably available for interviews and discussions with VeriChip’s counsel or VeriChip’s employee(s) or representative(s) with regard to business issues and/or litigation matters, as well as for depositions and trial testimony, (b) making himself reasonably available and cooperating in the preparation of, and for, any marketing presentations, business meetings, agreements and related documentation, depositions or trial testimony, as and to the extent that VeriChip or VeriChip’s counsel reasonably requests, (c) refraining from intentionally impeding in any way VeriChip’s participation in meetings, negotiations, dealings, business transactions or related matters, or VeriChip’s prosecution or defense of any litigation, administrative proceeding or indemnification claim, and (d) cooperating fully in any meetings, negotiations, dealings, business transactions or related matters in connection with the VeriChip Transaction, as well as the development and presentation of VeriChip’s prosecution or defense of any litigation, administrative proceeding or indemnification claim. Silverman will be reimbursed by VeriChip for his reasonable travel and meal expenses incurred in connection with such cooperation. Silverman agrees not to unreasonably withhold his availability for such cooperation.
     C. Delivery of Waiver/Release. Silverman hereby makes the following promises:

          1. Upon the signing of the purchase agreement in connection with the Xmark Transaction, Silverman agrees that he hereby waives any rights he has to recover any severance payment, change of control payment, bonus or success fee under any other agreement or plan of VeriChip, except for those provided in this Agreement. Silverman acknowledges that this Agreement supersedes any entitlement he may have had to any payments or benefits under any VeriChip employee benefit plan or any severance or change in control plans, including the VeriChip Corporation Executive Management Change in Control Plan, dated March 2, 2007 (the “CIC Plan”), or any other provisions in the Employment Agreement.
          2. Simultaneous with, and as a condition to the payment of (i) the Termination Amount and the Initial Transaction Bonus Payment, (ii) the Success Fee and any Assumption of Liabilities Bonus, and (iii) the Final Transaction Bonus Payment, Silverman hereby agrees as follows:
(a) Silverman, on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges VeriChip and/or any of its past or present members, officers, directors, affiliates (including Applied Digital Solutions, Inc. d/b/a Digital Angel), employees, stockholders, associates, owners, partners, accountants, representatives, lawyers, agents, parents, subsidiaries, predecessors, successors and assigns, and each of such entities’ members, officers, directors, affiliates, employees, stockholders, associates, owners, partners, accountants, representatives, lawyers and agents, and their respective parents, subsidiaries, predecessors, successors, assigns, estates, personal representatives, beneficiaries and heirs, and all persons acting by, through, under, or in concert with them, or any of them, whether or not they are specifically referred to therein (hereinafter collectively referred to as the “Released Parties”), from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, liabilities, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, equity, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Silverman holds or at any time previously held against VeriChip arising out of or relating to Silverman’s employment with VeriChip, under the terms set forth within the Employment Agreement, or separation from employment, or ever had, presently has or may hereinafter have against the Released Parties, or any of them, for any reason whatsoever, including, but not limited to, any claims in his capacity as an officer, director or stockholder of VeriChip, or as a current or former employee, officer, director or stockholder of any of the Released Parties, with the exception of claims challenging the validity of, or alleging breaches of, this Agreement. The general release contemplated within this Section IIC2 specifically includes, but is not limited to, any and all claims:
i. Arising under, based upon, or in any way related to Silverman’s employment with VeriChip, incidents occurring during Silverman’s employment with VeriChip, the termination of Silverman’s employment with VeriChip, Silverman’s service as an officer or director of VeriChip, Silverman’s capacity as a VeriChip stockholder; and/or
ii. Arising under, based upon, or in any way related to TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, as amended, THE CIVIL RIGHTS ACT OF 1991, 42 U.S.C. §1981, THE AMERICANS WITH DISABILITIES ACT, THE REHABILITATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR LABOR STANDARDS ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE EQUAL PAY ACT, THE NATIONAL LABOR RELATIONS ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE ELECTRIC SERVICE CUSTOMER CHOICE AND RATE RELIEF LAW OF 1997, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation prohibiting employment discrimination, harassment and/or retaliation, providing for the payment of wages or benefits, or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.
(b) Silverman hereby agrees not to sue or pursue any claim or action against VeriChip with respect to any cause of action released in this Section IIC2. Silverman agrees that, if any such claim referenced herein is filed, pursued or otherwise prosecuted, Silverman waives his right to relief from such claim, including the right to damages, attorneys’ fees, costs, and any and all other relief, whether legal or equitable, sought in connection with such claim. Silverman further agrees that, if he, or anyone on his behalf, files, pursues or otherwise prosecutes any such claim, Silverman shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by VeriChip in connection with such claim, and VeriChip shall no longer be obligated to make any termination payment or other payments not already made to Silverman.
(c) Silverman hereby waives, and acknowledges that the general release contained in this Section IIC2 supersedes, any entitlement he may have had to any payments or benefits under any VeriChip employee benefit plan, including, but not limited to, the CIC Plan, or any severance or change-in-control plans or provisions in the Employment Agreement. “Employee benefit plan” means each deferred compensation and each incentive compensation, bonus, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of Title I of ERISA); each employment, termination, severance or success fee agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by VeriChip, or to which VeriChip is party, whether written or oral, for the benefit of Silverman.
(d) Silverman represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any claim by Silverman that Silverman may have against the Released Parties or any of them.
(e) Silverman hereby agrees that the general release contained in this Section IIC2 is intended to cover all matters related to Silverman’s employment with VeriChip, including, without limitation, any and all payments under the Employment Agreement and the CIC Plan, including any severance payment, change of control payment, bonus or success fee under any other agreement or plan of VeriChip, except for those provided in this Agreement.
(f) No reference within the general release contained in this Section IIC2 to any specific claim, statute or obligation is intended to limit the scope of the general release, and, notwithstanding any such reference, the general release contained in this Section IIC2 will be effective as a full and final bar to all claims that are released herein.
(g) VeriChip expressly acknowledges that the foregoing releases do not release VeriChip of any obligations to pay the amounts due to Silverman under Section I.
          3. Silverman acknowledges that the performance of his obligations under this Agreement, including, but not limited to, his agreement to the terms of the general release contained in this Section IIC2, is an express condition precedent to VeriChip’s obligations to pay any amounts due to Silverman under Section I.
Section III. Confidentiality and Competition Restrictions.
     A. Confidentiality. Silverman acknowledges and agrees that he remains bound by the following terms:
          1.  Silverman recognizes and acknowledges that all information pertaining to the terms of his employment with VeriChip or to the affairs; business; results of operations; accounting methods, practices and procedures; shareholders; acquisition candidates; financial condition; clients; customers or other relationships of VeriChip or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of VeriChip or any of its affiliates. Access to and knowledge of the Information is essential to the performance of Silverman’s employment duties. Silverman will not, during the term of his employment or thereafter, except to the extent reasonably necessary in performance of his employment duties, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. Silverman will not make use of the Information for his own purposes or for the benefit of any person or organization other than VeriChip or any of its affiliates. Silverman will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of VeriChip or its affiliates, whether made by Silverman or otherwise coming into his possession, are confidential and will remain the property of VeriChip or its affiliates.
          2. Silverman will, with reasonable notice, furnish information as may be in his possession and fully cooperate with VeriChip and its affiliates as may be required in connection with any claims or legal action in which VeriChip or any of its affiliates is or may become a party.
     B. Competition Restrictions. Silverman acknowledges and agrees that he remains bound by the following terms.
          1.  During the term of his employment and for a two (2) year period after the Xmark Closing Date (the “Restriction Period”), Silverman agrees that, without prior express written approval from the Board of Directors of VeriChip, he shall not compete with VeriChip and its affiliates by directly or indirectly engaging in VeriChip’s business within the radio-frequency identification technology market space or by engaging in any business comparable to that of VeriChip or its affiliates, either directly or indirectly, as an individual, partner, member, corporation, limited liability company, limited liability partnership, officer of a corporation or in any other capacity whatsoever at any location at which VeriChip or its affiliates conducts business and/or provides any services. If the VeriMed Business is not sold or transferred to a third party, or if the VeriMed Business is sold or transferred to Silverman or an affiliate of Silverman, this competition restriction, only insofar as it applies to the VeriMed Business, will become null and void.
          2. Silverman acknowledges that the restrictions contained in Sections IIIB1, IIIB2, IIIB3, IIIB4 and IIIB5, in view of the nature of the activities in which VeriChip and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of VeriChip and its affiliates, and that any violation thereof would result in irreparable injuries to VeriChip and/or its affiliate(s), as the case may be. Silverman, therefore acknowledges that, in the event of the violation of any of these restrictions, VeriChip shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as attorney’s fees and costs, damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative, and in addition to any other rights or remedies to which VeriChip may be entitled.
          3. Silverman agrees that the restrictions contained in Sections IIIB1, IIIB2, IIIB3, IIIB4 and IIIB5 represent an essential element of Silverman’s compensation during the term of his employment, and, but for Silverman’s agreement to comply with such restrictions, VeriChip would not have employed Silverman.

          4. If any of the restrictions set forth in Sections IIIB1, IIIB2, IIIB3, IIIB4 and IIIB5 should, for any reason, be adjudged invalid or unreasonable in any proceeding, then the validity or enforceability of the remainder of such restrictions shall not be adversely affected. If the Restriction Period or the area specified in Sections IIIB1, IIIB2, IIIB3, IIIB4 and IIIB5 shall be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced in such area and for such period of time as is adjudged to be reasonable. If Silverman violates any of the restrictions contained in Sections IIIB1, IIIB2, IIIB3, IIIB4 and IIIB5, the Restriction Period shall not run in favor of Silverman from the time of commencement of any such violation until such time as such violation shall be cured by Silverman to the satisfaction of VeriChip.
          5. Except as otherwise set forth herein, the terms of this Section III shall survive indefinitely. Silverman acknowledges that he can be gainfully employed and still comply with the terms of Sections IIIB1, IIIB2, IIIB3, IIIB4 and IIIB5 and that compliance with such terms is not unduly inconvenient to him.
Section IV. Miscellaneous.
     A. Taxes. VeriChip agrees to work with Silverman and the tax consultant(s) of his choosing to structure the payments contemplated in this Agreement in a manner that is favorable to Silverman, provided that such structuring has a neutral impact on VeriChip. Notwithstanding the foregoing, VeriChip will deduct from the payments described herein all taxes and other deductions which are required to be deducted or withheld under any provision of any federal, state or local law in force and effect at the time payment is made.
     B. Attorney Review; Time for Execution; Revocation; Acknowledgements. VeriChip hereby advises Silverman to consult with an attorney prior to executing this Agreement. Each Party will bear all attorneys’ fees and costs arising from the actions of its own counsel in connection with the review and execution of this Agreement. Silverman will have twenty-one (21) days from the date of the presentation of this Agreement to consider whether to sign it. Silverman may revoke the Agreement, thereby nullifying the Agreement and all of its terms, by notifying VeriChip through the delivery of written notice of revocation by U.S. Mail to William J. Caragol, VeriChip’s designated agent for this purpose, at any time within seven (7) days after executing the Agreement. In the event Silverman exercises his right to revoke this Agreement, this Agreement will become null and void and VeriChip will have no obligation to make the payments or furnish the other consideration recited above, or any other obligation under this Agreement.
     Silverman expressly agrees, acknowledges and understands that: (a) the consideration set forth in Section I above is, in part, consideration that he is not otherwise entitled to and is given in exchange for the release contained in Section II above and for the other promises contained in this Agreement; (b) he is waiving any and all rights or claims arising under the Age Discrimination in Employment Act; (c) he has been, and is hereby, advised by VeriChip to consult with an attorney prior to executing this Agreement; (d) he has been given a period of at least twenty-one (21) days within which to consider this Agreement; (e) this Agreement does not become effective or enforceable until the seven (7) day revocation period described above has elapsed, with no revocation having occurred, and then the Agreement will be considered effective retroactive to the date of execution by Silverman; (f) he may revoke this Agreement at any time within seven (7) days after execution; (g) he will not be entitled to any payments or benefits under this Agreement in the event of a revocation; (h) he has had a full opportunity to read and consider this Agreement; and (i) he has knowingly and voluntarily entered into this Agreement, and fully understands and agrees to all of its terms.
     C. Remedies. The Parties respectively acknowledge that the other Party would be greatly injured by, and have no adequate remedy at law for, breach of obligations contained in Section III above. Accordingly, the Parties agree that, wherever such breach occurs or is threatened, the other Party may, in addition to all other remedies available to it, enjoin the Party committing such breach or threatened breach (together with all persons acting with such Party) from such breach or threatened breach. Each Party shall bear and pay its own court costs, attorneys’ fees and other expenses in enforcing such Party’s rights under this Agreement.
     D. Governing Law and Venue. The internal substantive laws of the State of Florida, excluding its conflict and choice of law principles, shall govern all questions related to the execution, construction, validity, interpretation and performance of this Agreement and to all other issues and claims arising under or related to it. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in West Palm Beach, Florida.
     E. Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions will be modified or restricted to the extent, and in the manner, necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it will be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions.
     F. Entire Agreement. This Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements between the Parties pertaining to the subject matter of this Agreement, including the Employment Agreement.
     G. No Representations. The Parties acknowledge that, except as set forth herein, no representations of any kind or character have been made by any other Party or the Party’s agents, representatives, or attorneys to induce the execution of this Agreement. It is further understood and agreed that Silverman has not relied upon any advice whatsoever from VeriChip or VeriChip’s attorneys in agreeing to enter into this Agreement.
     H. No Modification and Waiver. No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by the Parties.
     I. Interpretation of Agreement. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any Party notwithstanding any later-claimed ambiguities.

     J. Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of, Silverman and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, and VeriChip and its successors and assigns.
     K. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any Party has the right to insist on receipt of the original signature of the other Party before complying with its own obligations under this Agreement.
     L. Notification. Notice to be given under this Agreement shall be given to:
If to VeriChip:
William J. Caragol
President and Chief Financial Officer
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
with a copy to:
Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attention: Tammy Knight, Esq.
If to Silverman:
Scott R. Silverman
at his home address in Delray Beach, Florida
     M. Agreement is Knowing and Voluntary. Silverman understands and agrees that: Silverman has had a reasonable time within which to consider this Agreement before executing it; has carefully read and fully understands all of the provisions of this Agreement; knowingly and willingly agrees to all of the terms set forth in this Agreement; knowingly and voluntarily intends to be bound by same; and was advised, and is hereby advised in writing, to consider the terms of this Agreement and consult with an attorney of Silverman’s choice prior to executing this Agreement.
     N. Agreement May Become Null and Void. If applicable, this Agreement shall become null and void and have no further force or effect upon the earlier to occur of (i) the purchase agreement in connection with the Xmark Transaction not being executed by the parties thereto by May 20, 2008 or (ii) the Xmark Closing Date not occurring on or prior to December 31, 2008, under either of which circumstances the terms of the Employment Agreement shall remain in full force and effect without modification.

     O. Irrevocable Offer. VeriChip hereby acknowledges and agrees that, by its execution and delivery of this Agreement, VeriChip has made an irrevocable offer to pay Silverman certain types and amounts of compensation, pursuant to the terms and conditions of this Agreement, which offer may not be withdrawn or revoked by VeriChip until after the end of the day that is twenty-one (21) days after the date on which VeriChip executes this Agreement. If this Agreement is not signed on or before the end of the day that is twenty-one (21) days after the date on which VeriChip executes this Agreement, VeriChip shall be free to revoke its offer.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date(s) identified below.
     PLEASE READ CAREFULLY. BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT AND UNDERSTAND THE RIGHTS THEY ARE WAIVING BY SIGNING THIS AGREEMENT. THE PARTIES ARE ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND SIGN IT OF THEIR OWN FREE ACT AND DEED.

VERICHIP CORPORATION:		SCOTT R. SILVERMAN:

By:	/s/ William J. Caragol	/s/ Scott R. Silverman

Date: May 15, 2008
Name:	William J. Caragol

Title:	President and CFO

Date: May 15, 2008

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